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                                                                   EXHIBIT 99.3


For Immediate Release:

                   STEINWAY ACQUIRES LARGEST PIANO PLATE
                          MANUFACTURER IN THE U.S.


WALTHAM, MA - November 3, 1999 - Steinway Musical Instruments, Inc. (NYSE:LVB) today announced that it has signed an agreement to acquire O.S. Kelly, the largest manufacturer of piano plates in the U.S. The purchase price, including the assumption of debt, will be approximately $3.2 million dollars. O.S. Kelly, located in Springfield, Ohio, is expected to generate annual revenue of over five million dollars. Mr. Robert Seeley, President and CEO of O.S. Kelly will continue in his position after the acquisition.

Commenting on the acquisition, Dana D. Messina, Chief Executive Officer stated, "This transaction furthers our strategy of acquiring businesses that produce our products' critical components. This addition will further enhance our overall manufacturing process and product quality. We anticipate a smooth and successful assimilation of O.S. Kelly into our piano business."

Bruce A. Stevens, President of Steinway & Sons, added, "We are extremely excited about this opportunity. O.S. Kelly has produced high quality piano
plates since 1890.   Steinway & Sons and virtually every other piano
manufacturer that considers quality a priority have been long term O.S. Kelly customers. Since Steinway accounts for more than half of O.S. Kelly's production it was logical to bring it in house."

"Everyone here at O.S. Kelly is thrilled to become part of the greatest piano company in the world," noted Robert Seeley. "This event is one of the most significant milestones in the long history of our company."

Steinway Musical Instruments, Inc. through its Steinway and Selmer subsidiaries is one of the world's leading manufacturers of musical instruments. Its notable products include Steinway pianos, Selmer saxophones, Bach trumpets and Ludwig drums. Additional information can be obtained by visiting our web site: www.steinwaymusical.com.

Contacts:  Steinway Musical Instruments, Inc.      Steinway & Sons
           Dennis M. Hanson                        Leo Spellman
           Phone: (781) 894-9770                   Phone: (718) 721-2600  X 3116
           ir@steinwaymusical.com                  Lspellman@steinway.com